Debevoise Comments – 6/20/23 1008933074v3 Atkore International Group Inc. (the "Company") CLAWBACK POLICY Introduction The Board of Directors of the Company (the "Board") believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws or material misconduct of covered executives (the "Policy"). This Policy is designed, and will be interpreted and administered, to comply with Section 10D of the Securities Exchange Act of 1934 (the "Exchange Act"), Rule 10D-1 promulgated thereunder ("Rule 10D- 1") and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the "Listing Standards"). Administration This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee or Audit Committee, or an ad hoc committee consisting of members of both such committees, in which case references herein to the Board shall be deemed references to the Compensation Committee, Audit Committee, or such other committee, as applicable. Any determinations made by the Board shall be final and binding on all affected individuals. Covered Executives This Policy applies to the Company's current and former executive officers, as determined on any relevant date of determination by the Board in accordance with Section 10D of the Exchange Act, Rule 10D-1 and the Listing Standards, and such other senior executives who may from time to time be deemed subject to the Policy by the Board ("Covered Executives"). Recoupment; Accounting Restatement (i) In the event that the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Board shall require reasonably prompt reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement (or, if longer, including any

1008933074v3 transition period under Rule 10D-1 and the Listing Standards), unless recoupment is “impracticable” within the meaning of Rule 10D-1 and the Listing Standards. (ii) In the event that a Covered Executive engages in material misconduct (such as illegal acts, theft, fraud or other material, intentional misconduct) directed at the Company or in the course of executing the Covered Executive’s position with the Company (but, for clarity, this clause (ii) would not apply to material misconduct unrelated to the Company), regardless of whether the Company is required to prepare an accounting restatement by reason of such material misconduct, the Board may require reimbursement or forfeiture (on an after-tax basis) of any Incentive Compensation received by the Covered Executive during the three completed fiscal years prior to the discovery of such acts, with such amount not to exceed the lesser of (x) the amount that the Board determines (in its sole discretion) was received by the Covered Executive due to the Covered Executive’s material misconduct and (y) the total amount of Incentive Compensation received by any Covered Executive during such three completed fiscal years. (iii) For purposes of this Policy: (A) The “date on which the Company is required to prepare an accounting restatement” is the earlier to occur of (x) the date the Board concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement, or (y) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement, in each case regardless of if or when the restated financial statements are filed; and (B) Incentive Compensation is “received” in the Company’s fiscal period during which the applicable financial reporting measure specified in the award for such Incentive Compensation is attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period. Incentive Compensation For purposes of this Policy, Incentive Compensation means any variable compensation plan provided that, such compensation is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. Examples of such Incentive Compensation shall be determined in a manner consistent with Rule 10D-1 and the Listing Standards and may include, but are not limited to: • Annual bonuses and other short- and long-term cash incentives. • Stock options.* • Stock appreciation rights.* • Restricted stock.* • Restricted stock units.*

1008933074v3 • Performance shares. • Performance share units. *Excluding normal awards not granted based on attainment of a financial reporting measure and the vesting of which is based merely on continued service. Financial reporting measures include but are not limited to: • Company stock price. • Total shareholder return ("TSR") and other return-based measures. • Revenues and other income-based measures. • Net income and other profitability-based measures. • EBITDA and other earnings-based measures. • Working Capital Days Improvement and other liquidity-based measures. Excess Incentive Compensation: Amount Subject to Recovery The amount to be recovered in the case of an accounting restatement will be the excess of the Incentive Compensation received by the Covered Executive based on the erroneous data over the Incentive Compensation that would have been received by the Covered Executive had it been based on the restated results, as determined by the Board. The amount of excess Incentive Compensation shall be computed by the Board without regard to any taxes paid by the Covered Executive in respect of such Incentive Compensation. With respect to Incentive Compensation based on stock price or TSR, if the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then (i) the Board will make its determination based on a reasonable estimate of the effect of the accounting restatement on the financial reporting measure upon which the Incentive Compensation was received and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE as required by Rule 10D-1 and the Listing Standards. Method of Recoupment The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation: (a) requiring reimbursement of cash Incentive Compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

1008933074v3 (d) cancelling outstanding vested or unvested equity awards and/or planned or future cash or equity awards; (e) forfeiting deferred compensation; and/or (f) taking any other remedial and recovery action permitted by law, as determined by the Board. No Indemnification The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential clawback obligations under this Policy. Interpretation The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company's securities are listed. Effective Date This Policy was initially effective when adopted by the Board during the 2017 fiscal year of the Company, was updated by the Board in July 2020 and was further updated by the Board effective as of October 2, 2023 (the "Effective Date"). This Policy as updated shall apply to Incentive Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive Compensation was approved, awarded or granted to Covered Executives prior to the Effective Date. Incentive Compensation received by Covered Executives prior to the Effective Date shall be subject to this Policy as in effect immediately prior to the Effective Date. Amendment; Termination The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company's securities are listed. The Board may not terminate this Policy except as permitted by Rule 10D-1 and the Listing Standards, or any successor law. Impracticability Once the Board has determined to recover excess Incentive Compensation, the Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with the procedural and disclosure requirements of Rule 10D-1 and the Listing Standards.

1008933074v3 Successors This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives. Exhibit Filing Requirement A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed an exhibit to the Company’s annual report on Form 10-K.